Exhibit 10.1

AMENDMENT TO TECHNOLOGY OUTSOURCING RENEWAL AGREEMENT

THIS AMENDMENT, to the Technology Outsourcing Renewal Agreement dated April 1, 2006, (the "Agreement") is made as of this 8th day of July, 2010 (the "Amendment Effective Date"), by and between Independent Bank Corporation located at 230 W. Main Street, Ionia, MI 48846 and Metavante Corporation, located at 601 Riverside Ave., Jacksonville, FL 32204 ("Metavante") and does hereby alter, amend, and modify the Agreement and supersedes and takes precedence over any conflicting provisions contained in the Agreement Effective October 1, 2009, Metavante Corporation became a wholly owned subsidiary of Fidelity National Information Services, Inc. Any reference to "FIS" in any documentation or materials related to the Agreement or this Amendment shall mean a reference to Metavante Corporation.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

1.     Amendment to the Agreement.

a.   The Initial Term of the Agreement is hereby extended through April 30, 2015.

b.   Metavante will provide a $30,000 per month relationship credit to Customer's invoice commencing January 1, 2012.

c.   In the event Customer acquires Control of another financial institution which is also a Metavante client on the IBS core platform, Metavante will provide an additional ten percent (10%) discount to the conversion prices identified in the Acquisition Price Guidelines in Exhibit 1 of the Agreement.

d.   The current Termination Fee Schedule will remain in effect until May 1, 2012. Then, effective May 1, 2012, Section 4 of the Termination Fee Schedule is deleted in its entirety and replaced with the following:

"4. Termination Fee. The Termination Fee shall be an amount equal to percentage of the Estimated Remaining Value of the terminated Services or this Agreement, as applicable. In accordance with the following:

Termination due to reasons other than as set forth In Paragraph 3
of this Schedule or due to Change in Control of Customer	65%
Termination by Customer following a Change in Control of Customer	50%

e.  There shall be no price increase for the period of time commencing January 1, 2011 and ending December 31, 2011.  Commencing January 1, 2012 and each January 1 thereafter, pricing and terms shall be subject to modification as set forth In Section 5.6 of the Agreement.

f.   Effective as of the first day of the month following the Amendment Effective Dale set forth above:

(i)   the Monthly Base Fee shell be $89,000, which shall include up to 300,000 deposit accounts (all other deposit account processing tiers shall remain the same), and, in addition to the Services currently included in the. Monthly Base Fee pursuant to the Services and Charges Schedule, Customer's use of the following Services shall be included in the Monthly Base Fee end shall not be subject to additional charge:

○   CTR

○   Cash Manager (transaction fees)

     ACH (prefunding, pre-fund transactional foes and IAT fees)

○   Account Analysis

○   Account Recon

○   Exception Desktop reports

○   All current BIC universes and BIC Extract Generator

○   Support Center-Report Re-runs

○   CIS (excludes 3rd party imports)

○   All Metavante Insight users

○   Connectivate services via Financial Connect version 9 and 10 interfaces as of Amendment Effective Date

●  Connectware fees are for existing services only (as of the Amendment Effective Date) and any additional Third Party integration via Connectware shall require additional one time  and monthly reoccurring fees identified in 1.(ii) below.

○  Starview;

(ii)      For any new service that requires Connectware, the following fees shall apply and such fees shall be added to the Services and Charges Schedule:

○	One Time Integration Fee	10-20 programming hours (at Metavante's then current standard rate)
○	1-500,000 Connectware transactions	$0.005 per transaction
○	500.000 + Connectware transactions	$0.0025 per transaction

(iii)        Customer acquired accounts- any deposit account of a financial institution that Customer acquires by merger or other Change in Control (on "Acquired Account") will result in an increase to the Monthly Base Fee at a rate of $.15 per Acquired Account as of the Conversion date for the applicable Institution.

And

(iv)     the following fees shall replace the fees set forth in the Agreement for the associated line items.  All line item fees other than those set forth below shall remain unchanged.

Reservlink:	$.07 per transaction
Cash Manager:	$12.00 per account month
Card Base Management Base Fee-:	Waived
Visa Check Card Acct	Waived
Card Acct File:	Waived
Bill Pay User Fee:	Waived
Bill Pay Tran Fee:	$.32 per transactions
Secure Signon (unlimited users):	Fixed at $4,000 per month
Deposit Origination:	Fixed at $12,000 per month for up to 600 users
EFT Trans Switch & Route- other network:	$.015 per transaction
EFT Cardholder Accts:	$.025 per account
Card Base Auth Trans	$.025 per transaction
Vise Auth Trans	$.025 per transaction
Visa Settled Trans	$.025 per transaction
ATM Terminal Support	$25 per terminal

2.   Continuance of Agreement. Except as amended herein, the conditions and terms of the Agreement shall remain in full force and effect.

3.   Binding Agreement. The parties hereto acknowledge that each has read this Amendment, understands it, and agrees to be bound by its terms and conditions as stated herein.

4.   Miscellaneous. Capitalized terms used in this Amendment, which are not otherwise defined herein, shall have the meanings ascribed thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment in a manner appropriate to each.

METAVANTE CORPORATION ("Metavante")

By:	/s/
Name:	Valarie M. Sanders
Title:	Contract Manager

INDEPENDENT BANK CORPORATION ("Customer")

By:	/s/
Name:	William B. Kessel
Title:	EVP and Chief Operating Officer